                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Guidant Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                    [LOGO]

                              Guidant Corporation
                        111 Monument Circle, 29th Floor
                       Indianapolis, Indiana 46204-5129

                                          March 27, 1997

Dear Shareholder:

  It is our pleasure to extend to you a cordial invitation to attend the 1997 Annual Meeting of Shareholders of Guidant Corporation on Monday, May 19, 1997. The meeting will be held at the Indiana Repertory Theatre, 140 West Washington Street, Indianapolis, Indiana, at 1:00 p.m. (local time). Please complete and return the enclosed Request for Admittance Card if you plan to attend the meeting. An admittance card will be sent to shareholders who return the reply card.

  Your vote on these matters is very important. We urge you to sign, date and return the enclosed proxy card in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting.

  We look forward to seeing you at the meeting in Indianapolis.

James M. Cornelius                        Ronald W. Dollens
Chairman of the Board of Directors        President and Chief Executive
                                           Officer

                              GUIDANT CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 19, 1997

                               ----------------

  The Annual Meeting of Shareholders of Guidant Corporation will be held at the Indiana Repertory Theatre, 140 West Washington Street, Indianapolis, Indiana, on Monday, May 19, 1997, at 1:00 p.m. (local time), for the following purposes:

  1. To elect three directors of the Company, each for a three-year term;

  2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the year 1997; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of common stock of record at the close of business on March 18, 1997 are entitled to notice of and to vote at the Annual Meeting. If you plan to attend the meeting, please complete the enclosed Request for Admittance Card and return it to the Company. An admittance card will be mailed to you.

                                          By order of the Board of Directors,

                                                  J. B. King
                                                  Secretary

March 27, 1997
Indianapolis, Indiana

-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED.

DIRECTIONS TO THE INDIANA REPERTORY THEATRE AND INFORMATION CONCERNING PARKING WILL BE SENT TO SHAREHOLDERS WHO REQUEST AN ADMITTANCE CARD.

                              GUIDANT CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 19, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Guidant Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, May 19, 1997, and at any adjournment thereof.

  The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing or voting in person at the Annual Meeting.

  At the close of business on March 18, 1997, the record date for the Annual Meeting, there were outstanding and entitled to vote 74,100,416 shares of common stock of the Company. Each shareholder is entitled to one vote for each such share held of record on that date on all matters that are properly presented for action at the Annual Meeting. The Company has no other outstanding voting securities.

  A copy of the Company's Annual Report to Shareholders, including financial statements and a description of the Company's operations for the year 1996, is being mailed to each shareholder along with this Proxy Statement. The Company's Annual Report to Shareholders is not incorporated in this Proxy Statement by reference.

  The principal executive offices of the Company are located at 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129. The approximate mailing date of this Proxy Statement and the accompanying proxy will be March 27, 1997.

                           1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  The shareholders are requested to vote for three nominees for directors whose terms expire at this Annual Meeting. The nominees whose terms expire at this Annual Meeting are Mr. James M. Cornelius, Dr. Mark Novitch and Mr. Eugene L. Step. Mr. Cornelius has been a director since the formation of the Company in 1994. Dr. Novitch and Mr. Step were elected by shareholders to initial two-year terms in 1995.

  Under the Company's Amended and Restated Articles of Incorporation, the members of the Board of Directors are divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The terms of three of the present directors will expire at the 1997 Annual Meeting. The other directors listed below will continue to serve in their positions for the remainder of their terms.

  Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  In the event any nominee for director declines or is unable to serve, it is intended either that the persons designated as proxies will vote for a substitute who will be designated by the Board of Directors or that the authorized number of directors will be reduced accordingly by the Board. The Board expects that each nominee will be available for election.

                                  POSITION WITH THE COMPANY                SERVED AS
          NAME                     OR PRINCIPAL OCCUPATION           AGE DIRECTOR FROM
          ----           ------------------------------------------- --- -------------
NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2000:
James M. Cornelius...... Chairman of the Board of Directors of the    53     1994
                          Company
Mark Novitch, M.D....... Professor of Health Care Sciences, George    64     1995
                          Washington University Medical Center
Eugene L. Step.......... Retired Board Member, Executive Vice         68     1995
                          President and President of the
                          Pharmaceutical Division, Eli Lilly and
                          Company
DIRECTORS CONTINUING IN OFFICE UNTIL 1998:
Maurice A. Cox, Jr...... President and Chief Executive Officer, The   46     1995
                          Ohio Partners, LLC
Ronald W. Dollens....... President and Chief Executive Officer of     50     1994
                          the Company
Enrique C. Falla........ Executive Vice President, The Dow Chemical   57     1995
                          Company
DIRECTORS CONTINUING IN OFFICE UNTIL 1999:
J. B. King.............. Vice President, General Counsel and          67     1994
                          Secretary of the Company
Susan B. King........... Leader in Residence and Chair of the Board   56     1996
                          of Advisors for the Hart Leadership
                          Program, Duke University
J. Kevin Moore.......... Associate Chief Operating Officer, Duke      42     1995
                          University Medical Center
Ruedi E. Wager, Ph.D.... President and Chief Executive Officer, ZLB   53     1995
                          Central Laboratory Blood Transfusion
                          Service SRC

  A brief summary of the recent business and professional experience of each nominee and director continuing in office is set forth below.

JAMES M. CORNELIUS

  Mr. Cornelius is Chairman of the Board of Directors and a Director of the Company. Previously, he was Vice President, Finance and Chief Financial Officer of Eli Lilly and Company ("Lilly") from 1983 until his retirement in October 1995 and was a Director for Lilly. Mr. Cornelius has served as Treasurer of Lilly and as President of IVAC Corporation, a former Lilly medical device subsidiary. He joined Lilly in 1967. Mr. Cornelius is a director of American United Life Insurance Company, Lilly Industries, Inc., and the National Bank of Indianapolis. Mr. Cornelius also serves as a Trustee of the University of Indianapolis.

MAURICE A. COX, JR.

  Mr. Cox is President and Chief Executive Officer of The Ohio Partners, LLC (a venture capital company), a position he has held since July 1995. Previously, he served as President and Chief Executive Officer of CompuServe Incorporated from 1990 to June 1995. Mr. Cox joined CompuServe in 1979 and has served as Vice President, Product Management and as Executive Vice President of CompuServe's Information Services Division. He is also a director of Huntington National Bank.

RONALD W. DOLLENS

  Mr. Dollens is President, Chief Executive Officer and a Director of the Company. Previously, he served as President of Lilly's Medical Devices and Diagnostics ("MDD") Division from 1991 until 1995. Mr. Dollens served as Vice President of Lilly's MDD Division and Chairman of the Company's subsidiary, Advanced Cardiovascular Systems, Inc. ("ACS") from 1990 to 1991. He also held the position of President and Chief Executive Officer of ACS. Mr. Dollens joined Lilly in 1972. Mr. Dollens currently serves on the boards of Physio-Control International Corporation, the Eiteljorg Museum, the Health Industry Manufacturers Association, and the Indiana State Symphony Society Board. He is also the President of the Indiana Health Industry Forum.

ENRIQUE C. FALLA

  Mr. Falla is an Executive Vice President for The Dow Chemical Company, a position he has held since 1991, and is a member of its Board of Directors. Previously, he served as Chief Financial Officer of The Dow Chemical Company. He joined The Dow Chemical Company in 1967 and is a member of the Finance and Investment Policy Committees. Mr. Falla is a director of The Dow Chemical Company and Kmart Corporation, and is a member of the Board of Trustees of the University of Miami.

J. B. KING

  Mr. King is Vice President, General Counsel, Secretary and a Director of the Company. Mr. King also acts as counsel to the law firm of Baker & Daniels, which provides legal services to the Company. He previously was Vice President and General Counsel for Lilly, a position he held from 1987 until he retired in 1995. Before joining Lilly, Mr. King was a partner and chairman of the management committee of Baker & Daniels. Mr. King is a director of Bank One, Indianapolis, N.A., the Indiana Legal Foundation, IWC Resources, Inc., and the James Whitcomb Riley Memorial Association.

SUSAN B. KING

  Ms. King is the Leader in Residence and Chair of the Board of Advisors for the Hart Leadership Program at Duke University, a position she has held since January 1995. Prior to assuming this position, she served as Senior Vice President, Corporate Affairs for Corning Incorporated from 1992 to December 1995. Ms. King served as President for its Steuben Glass Division from 1987 to 1992. She joined Corning Incorporated in 1982. She also served as Chair of the U.S. Consumer Product Safety Commission from 1978 to 1981. Ms. King is a director of The Coca-Cola Company and the Health Effects Institute. She is also a Trustee for the Eurasia Foundation, the National Public Radio Foundation and Duke University.

J. KEVIN MOORE

  Mr. Moore is Associate Chief Operating Officer for Duke University Medical Center, a position he has held since March 1994. Prior to assuming this position, he served as Assistant Director, Surgical Private Diagnostic Clinics, and Adjunct Associate Professor, Graduate School of Health Administration, from April 1989 to March 1994. Mr. Moore served as Assistant Director for Duke Hospital from May 1988 to April 1989 and he served as Director of Management Services, Medical Center Administration, and Adjunct Assistant Professor, Graduate School of Health Administration, from May 1984 to April 1988. Mr. Moore is a director of the American Red Cross Regional Chapter.

MARK NOVITCH, M.D.

  Dr. Novitch has been Professor of Health Care Sciences at George Washington University Medical Center since 1994. Prior to joining George Washington University Medical Center, he retired as Vice Chairman of the Board and Chief Compliance Officer of The Upjohn Company in December 1993. Prior to joining Upjohn in 1985, Dr. Novitch was Deputy Commissioner of the federal Food and Drug Administration ("FDA") from 1981 until 1985. He served as Acting Commissioner of the FDA from 1983 to 1984. Dr. Novitch is currently serving a five-year term as a Trustee and Past President of the U. S. Pharmacopeial Convention. He is also a member of the Biomedical Services Board of the American Red Cross. Dr. Novitch is a director of Alteon, Inc., Calypte Biomedical, Inc., Neurogen Corporation, Osiris Therapeutics, Inc. and Kos Pharmaceuticals, Inc.

EUGENE L. STEP

  Mr. Step served as Director, Executive Vice President, President of the Pharmaceutical Division and member of the Executive Committee of Lilly until his retirement in 1992. He joined Lilly in 1956. Mr. Step is a director of Cell Genesys, Inc., Medco Research, Inc., Pathogenesis, Inc., and Scios-Nova, Inc.

RUEDI E. WAGER, PH.D.

  Dr. Wager is President and Chief Executive Officer of ZLB Central Laboratory Blood Transfusion Service SRC (a plasma fractionation business in Switzerland), a position he has held since February 1994. Prior to assuming this position, he served as Senior Vice President at Sandoz Pharma Ltd. (a multinational pharmaceutical company) from March 1989 to January 1994. From January 1993 to January 1994, Dr. Wager served as Head of Corporate Project Management and member of the Executive Committee at Sandoz Pharma, Ltd., and from March 1989 to December 1993, he served as Head of Worldwide Marketing and member of the Executive Committee at Sandoz Pharma Ltd. Dr. Wager joined Sandoz, Ltd. in 1973. Dr. Wager is a director of Portescap SA and Portescap International SA.

  During 1996, the Board of Directors of the Company held 11 meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors currently has four committees, the principal functions of which are described below.

  The Audit Committee is composed of Directors Falla (Chair), Moore and Wager. During 1996, the Audit Committee held four meetings. The Audit Committee annually recommends independent auditors for appointment by the Board of Directors, reviews the services to be performed by the independent auditors and receives and reviews the reports submitted by them. It also determines the duties and responsibilities of the internal auditors, reviews the internal audit program and receives and reviews reports submitted by the internal auditing staff.

  The Compensation Committee is composed of Directors Step (Chair), Falla, S. King and Novitch. During 1996, the Compensation Committee held six meetings. The Compensation Committee reviews succession planning, fixes the compensation of executive officers and administers the Guidant Corporation 1994 Stock Plan (the "1994 Plan").

  The Corporate Governance Committee is composed of Directors Cox (Chair), Cornelius and Step. In 1996, the Corporate Governance Committee held one meeting. The Corporate Governance Committee recommends to the Board of Directors the size and composition of the Board and proposes candidates for director to be recommended by the Board to the shareholders of the Company and oversees matters of corporate governance.

The Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Recommendations by shareholders for nominees should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the Annual Meeting of Shareholders.

  The Compliance Committee is composed of Directors Novitch (Chair), Dollens,
S. King, Moore and Wager. In 1996, the Compliance Committee held five meetings. The Compliance Committee reviews compliance with all applicable laws, regulations and internal procedures, with the exception of financial controls and the internal audit function.

OWNERSHIP OF COMPANY COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Named Executive Officers listed on page 7 and all directors and executive officers as a group, as of February 14, 1997.

  NAME OF INDIVIDUALS OR IDENTITY OF GROUP         SHARES OWNED BENEFICIALLY(1)
  ----------------------------------------         ----------------------------
  James M. Cornelius..............................           126,672(2)
  Maurice A. Cox, Jr..............................             5,510(3)
  Ronald W. Dollens...............................            64,059(4)
  Enrique C. Falla................................             1,596(3)
  A. Jay Graf.....................................            18,396(5)
  Ginger L. Howard................................            12,762(6)
  J. B. King......................................            28,591(7)
  Susan B. King...................................             1,510(3)
  J. Kevin Moore..................................             1,510(3)
  Mark Novitch, M.D. .............................             2,510(3)
  Eugene L. Step..................................             1,510(3)
  Richard M. van Oostrom..........................            53,327(8)
  Ruedi E. Wager, Ph.D. ..........................             1,053(3)
  All directors and executive officers as a group
   (19 persons)...................................           379,318

--------
(1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. No person listed in the table owns more than 0.17% of the outstanding common stock of the Company. All directors and executive officers as a group own 0.51% of the outstanding common stock of the Company. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 14, 1997; Mr. Cornelius, 47,589 shares; Mr. Dollens, 28,449 shares; Mr. Graf, 14,393 shares; Ms. Howard, 14,252 shares; Mr. King, 16,578 shares; Mr. van Oostrom, 14,238 shares; and all directors and executive officers as a group, 190,186 shares. The shares shown include shares credited to the accounts of certain of those persons listed in the table under The Guidant Employee Savings and Stock Ownership Plan ("ESSOP").
(2) The shares shown for Mr. Cornelius include 563 shares credited to his account under the ESSOP.
(3) Includes 510 shares of restricted stock granted pursuant to the Guidant Corporation 1996 Nonemployee Directors Stock Plan ("Directors Stock Plan"). The restrictions on these shares lapse on May 19, 1997.
(4) Mr. Dollens' children own 396 shares of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. Dollens include 12,774 shares credited to his account under the ESSOP.
(5) The shares shown for Mr. Graf include 9,690 shares credited to his account under the ESSOP.
(6) The shares shown for Ms. Howard include 4,786 shares credited to her account under the ESSOP.
(7) Mr. King's wife owns 1,000 shares of those shown in the table, and he disclaims any beneficial ownership therein. The shares shown for Mr. King include 619 shares credited to his account under the ESSOP.
(8) The shares shown for Mr. van Oostrom include 11,111 shares credited to his account under the ESSOP.

  No director, nominee for director or executive officer is the beneficial owner of any securities of any of the Company's subsidiaries.

PRINCIPAL HOLDERS OF COMPANY COMMON STOCK

  To the best of the Company's knowledge, the following are the only beneficial owners of 5% or more of the outstanding shares of common stock of the Company as of December 31, 1996:

        NAME AND ADDRESS          NUMBER OF SHARES(1) PERCENT
        ----------------          ------------------- -------
      1. The Capital Group Com-        3,859,220(2)     5.2
         panies, Inc............
         333 South Hope Street
         Los Angeles, CA 90071
      2. Chancellor LGT Asset          4,541,670        6.1
         Management, Inc........
         Chancellor LGT Trust
         Company
         LGT Asset Management,
         Inc.
         50 California Street
         San Francisco, CA 94111
      3.RCM Capital Management         6,341,244(3)     8.6
       L.L.C....................
        RCM Limited L.P.
        RCM General Corporation
        Four Embarcadero Center,
         Suite #2900
        San Francisco, CA 94111

--------
(1) Unless otherwise indicated in a footnote, the entities listed possess sole voting and sole dispositive power with respect to the shares shown in the table.
(2) Sole voting power is held with respect to 2,249,220 shares.
(3) Sole voting power is held with respect to 4,380,537 shares, sole dispositive power is held with respect to 6,218,144 shares and shared dispositive power is held with respect to 123,100 shares. In addition, Dresdner Bank AG has indicated that it has sole voting and sole dispositive power with respect to an additional 9,293 shares beneficially owned by it. RCM Capital Management L.L.C. is a wholly owned subsidiary of Dresdner Bank AG.

  The information set forth above is based on copies of statements on Schedule 13G which were filed under the Securities Exchange Act of 1934, as amended, by the entities listed above and which were received by the Company.

DIRECTORS' COMPENSATION

  On the date of each annual meeting of shareholders, each director who is not a salaried officer or employee of the Company currently receives as an annual retainer (i) a grant of an option to purchase 2,000 shares of the Company's common stock at an option price equal to the fair market value on the date of grant and (ii) a grant of a number of shares of restricted stock determined by dividing $30,000 by the fair market value of a share of the Company's common stock on the date of grant, rounded up to the nearest increment of ten shares. The options have a ten year term and vest as of the next annual meeting of shareholders following the grant. The restrictions on the restricted stock also terminate as of the next annual meeting of shareholders following the grant. The grants are made pursuant to the terms of the Directors Stock Plan. The Chair of each committee also receives an annual retainer fee of $2,000. In addition, each director who is not a salaried officer or employee of the Company receives a fee of $2,000 for attendance at each Board meeting and each committee meeting which is not held on the same date as a Board meeting. Directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following Summary Compensation Table shows the annual compensation paid by the Company and Lilly to the Company's Chief Executive Officer for 1996, and each of the four most highly compensated executive officers other than the Chief Executive Officer, who were serving as executive officers as of

December 31, 1996 (the "Named Executive Officers"). Until September 25, 1995, the Company was an 80.2% owned subsidiary of Lilly, and was a wholly owned subsidiary of Lilly prior to the consummation of the Company's initial public offering (the "Offering") in December 1994. Accordingly, the compensation of the Company's executive officers was determined for certain of the periods reported in accordance with policies established by Lilly. The compensation of the Named Executive Officers is reported for each of the last three years.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                       -----------------------
                                     ANNUAL COMPENSATION               AWARDS(1)      PAYOUTS
                             ---------------------------------------   ----------    ---------
                                                                       NUMBER OF       LONG-
                                                                       SECURITIES      TERM
                                                                       UNDERLYING    INCENTIVE
                                                        OTHER ANNUAL    OPTIONS        PLAN         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS       COMPENSATION    GRANTED       PAYOUT       COMPENSATION
---------------------------  ---- -------- --------     ------------   ----------    ---------     ------------
James M. Cornelius(2)....    1996 $625,200 $562,500 (3)   $     0       125,000 (4)  $753,366 (5)    $38,385(6)
 Chairman of the Board       1995  600,225  464,138 (7)       812       142,769 (4)   780,550 (8)     34,376
                             1994  555,900  399,771 (9)    10,271        25,000(10)   442,622(11)     33,354

Ronald W. Dollens........    1996  352,080  232,500 (3)         0        80,000 (4)   748,556 (5)     24,729(6)
 President and Chief Ex-     1995  320,040  160,500 (3)       812        85,351 (4)   478,288(12)     14,935
  ecutive Officer            1994  290,040  152,399 (9)       247        80,000 (4)   274,161(11)     17,402

A. Jay Graf..............    1996  256,260   85,250 (3)    21,589(13)    40,000 (4)   405,844 (5)     19,938(6)
 President, Cardiac          1995  239,040   58,580 (3)    14,898(13)    43,180 (4)   195,925(12)     11,155
 Rhythm                      1994  227,040   30,600(14)    22,994(13)    40,000 (4)   112,307(11)     13,260
 Management Group

Richard M. van Oostrom...    1996  246,480   85,250 (3)         0        40,000 (4)   405,844 (5)     19,449(6)
 President of Operations,    1995  229,920   58,580 (3)         0        42,715 (4)   259,313(12)     10,155
  Europe,                    1994  182,118   39,316(14)         0        40,000 (4)   148,642(11)     13,795
 Middle East and Africa

Ginger L. Howard.........    1996  229,680   85,250 (3)    71,999(13)    40,000 (4)   405,844 (5)     18,609(6)
 President, Vascular In-     1995  200,205   58,580 (3)    75,014(13)    42,757 (4)   195,925(12)     14,760
  tervention Group           1994  177,600   35,520(14)   108,474(13)    40,000 (4)   112,307(11)     10,656

--------

 (1) During the years indicated, restricted stock was not awarded and stock appreciation rights were not granted.
 (2) Mr. Cornelius was employed by both Lilly and the Company through September 30, 1995, during which time Lilly paid Mr. Cornelius' compensation.
 (3) Includes amounts awarded in cash under the Guidant Corporation Economic Value Added (EVA) Bonus Plan (the "EVA Bonus Plan").
 (4) Options to acquire Company common stock.
 (5) Amounts paid in Company common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1997 under the Company's performance award program under the 1994 Plan for the period January 1, 1995 through December 31, 1996.
 (6) Contributions by the Company to the executive's account in the ESSOP.
 (7) Includes amounts awarded in cash under Lilly bonus plans and the EVA Bonus Plan.
 (8) Amounts paid in Lilly common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1996 under the Lilly performance award program for the period January 1, 1994 through December 31, 1995.
 (9) Includes amounts awarded in cash under Lilly's Senior Executive Bonus
     Plan.
(10) Options to acquire Lilly common stock.
(11) Amounts paid in Lilly common stock (except for amounts paid in cash to satisfy federal income tax withholding requirements) in February 1995 under the Lilly performance award program for the period January 1, 1993 through December 31, 1994.
(12) Amounts awarded in cash in February 1996 under the 1994 Plan which was based on Lilly's performance during the period January 1, 1994 through December 31, 1995.
(13) Relocation allowances.
(14) Includes cash payments under other bonus programs.

 Stock Option Grants

  The following table provides information on options to purchase Company common stock granted in 1996 to the Named Executive Officers pursuant to the 1994 Plan.

                 OPTION SHARES GRANTED IN LAST FISCAL YEAR(1)

                               INDIVIDUAL GRANTS

------------------------------------------------------------------------------------------
                           NUMBER OF    % OF TOTAL
                           SECURITIES  OPTION SHARES
                           UNDERLYING   GRANTED TO    EXERCISE OR              GRANT DATE
                            OPTIONS    EMPLOYEES IN    BASE PRICE   EXPIRATION   PRESENT
          NAME              GRANTED     FISCAL YEAR   PER SHARE (2)    DATE     VALUES (3)
          ----            ----------- -------------- -------------- ---------- -----------
James M. Cornelius......    125,000        9.04%         43.06       10/20/06  $1,837,225
Ronald W. Dollens.......     80,000        5.79          43.06       10/20/06   1,175,824
A. Jay Graf.............     40,000        2.89          43.06       10/20/06     587,912
Richard M. van Oostrom..     40,000        2.89          43.06       10/20/06     587,912
Ginger L. Howard........     40,000        2.89          43.06       10/20/06     587,912

--------
(1) Stock appreciation rights were not granted during 1996.
(2) The fair market value of the Company's common stock on the date of grant. Approximately one-third of these options will become exercisable each year beginning on October 21, 1997.
(3) These values were established using the Black-Scholes stock option valuation model that was modified to include dividends. Assumptions used to calculate the Grant Date Present Value of option shares granted during 1996 were:

  (a) Expected Volatility--The average variance in the percent change in daily stock price during the six-month period immediately preceding the grant, which was 26.2%.
  (b) Risk Free Rate of Return--The average monthly rate for 10-year U.S. Treasury obligations during the month of grant as published in the Federal Reserve Statistical Release, which was 6.71%.
  (c) Dividend Yield--The yield calculated by dividing the annualized dividend rate of the Company's common stock in the amount of $.10 per share by the fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.23%.
  (d) Time of Exercise--The expected option term, which was 7 years.

  The disclosure above is required pursuant to executive compensation disclosure rules of the Securities and Exchange Commission. However, the Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.

 Stock Option Exercises and Option Values

  The following table contains information concerning Company stock options unexercised at the end of 1996 with respect to the Named Executive Officers. No stock options were exercised by any of the Named Executive Officers in 1996.

              AGGREGATED OPTION SHARES FISCAL YEAR END VALUES(1)

                             NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED                 IN THE MONEY
                          OPTIONS AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END(2)
                          ------------------------------   -------------------------------
          NAME            EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
          ----            ------------    --------------   --------------  ---------------
James M. Cornelius......          47,589           220,180 $    1,213,520   $    4,169,590
Ronald W. Dollens.......          28,449           216,902        725,450        5,966,201
A. Jay Graf.............          14,393           108,787        367,022        2,991,669
Richard M. van Oostrom..          14,238           108,477        363,069        2,983,764
Ginger L. Howard........          14,252           108,505        363,426        2,984,478

--------
(1) No stock appreciation rights were outstanding during 1996.
(2) Represents the amount by which the market price of the Company's common stock exceeded the exercise prices of unexercised options on December 31, 1996.

 Retirement Plan

                              PENSION PLAN TABLE

     AVERAGE ANNUAL                               YEARS OF SERVICE
   EARNINGS (HIGHEST     ------------------------------------------------------------------
  5 OF LAST 10 YEARS)       5        10       15       20       25        30         35
  -------------------    -------- -------- -------- -------- -------- ---------- ----------
$  375,000.............. $ 25,421 $ 50,842 $ 76,263 $101,684 $127,105 $  152,526 $  177,947
   525,000..............   35,954   71,908  107,862  143,816  179,770    215,724    251,678
   675,000..............   46,487   92,974  139,461  185,948  232,435    278,922    325,409
   825,000..............   57,020  114,040  171,060  228,080  285,100    342,120    399,140
   975,000..............   67,553  135,106  202,659  270,212  337,765    405,318    472,871
 1,125,000..............   78,086  156,172  234,258  312,344  390,430    468,516    546,602
 1,275,000..............   88,619  177,238  265,857  354,476  443,095    531,714    620,333
 1,425,000..............   99,152  198,304  297,456  396,608  495,760    594,912    694,064
 1,575,000..............  109,685  219,370  329,055  438,740  548,425    658,110    767,795
 1,725,000..............  120,218  240,436  360,654  480,872  601,090    721,308    841,526
 1,875,000..............  130,751  261,502  392,253  523,004  653,755    784,506    915,257
 2,025,000..............  141,284  282,568  423,852  565,136  706,420    847,704    988,988
 2,175,000..............  151,817  303,634  455,451  607,268  759,085    910,902  1,062,719
 2,325,000..............  162,350  324,700  487,050  649,400  811,750    974,100  1,136,450
 2,475,000..............  173,883  345,766  518,649  691,532  864,415  1,037,298  1,210,181

  Certain of the executive officers of the Company participate in two defined benefit pension plans that have been established by the Company: the Guidant Retirement Plan (the "Retirement Plan") and the Guidant Excess Benefit Plan:
Retirement (the "Excess Plan"). The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of service through the split-off from Lilly in September 1995 and average annual earnings with the Company. The Excess Plan is a non-qualified plan that provides the larger of the following two benefits after offsetting any benefit due from the Retirement Plan and the Guidant Retirement
ESOP: a) a benefit which would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Internal Revenue Code plus the benefit resulting from the Guidant Retirement ESOP or b) a benefit which would be provided under an alternative formula which considers all of the participant's years of service with the Company and average annual earnings with the Company. (It is this alternative formula which is illustrated in the above Pension Plan Table.)

  Messrs. Cornelius, Dollens, Graf and van Oostrom and Ms. Howard are entitled to receive retirement benefits under the Retirement Plan and the Excess Plan. The Pension Plan Table sets forth a range of annual retirement benefits for graduated levels of average annual earnings (consisting of Salary, Bonus and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page 7) and years of service for the life of the retired employee, assuming retirement at age 65 with a 50% survivor income benefit. The amounts payable to the retired employee are reduced, however, for benefits payable under the Company's employee stock ownership plan and amounts payable under Lilly pension plans. The amounts shown in the table are not subject to reduction for Social Security benefits.

  The years of service credited to the applicable Named Executive Officers are: Mr. Cornelius, 29 years; Mr. Dollens, 24 years; Mr. Graf, 20 years; Mr. van Oostrom, 26 years; and Ms. Howard, 17 years. Mr. Cornelius currently receives retirement benefits under Lilly pension plans.

 Change-in-Control Severance Pay Plan

  The Company has adopted a change-in-control severance pay program ("Program") covering most employees of the Company and its subsidiaries, including the Company's executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change-in-control. A "change-in-control" would occur if 20% or more of the Company's voting stock were acquired by an entity other than the Company, a subsidiary, or an employee benefit plan of the Company. There are additional conditions that could result in a change-in-control event. The Program would not be subject to amendment by the Board, whether prior to or following a change-in-control, in any manner adverse to a participant without his or her prior written consent.

  Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change-in-control (i) without "cause" by the Company; (ii) for "good reason" by the executive officer, each as defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation and bonuses, including performance awards. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, in connection with a change-in-control, the Company is obligated to make whole the individual with respect to such excise tax.

 Compensation Committee Report

  The Compensation Committee of the Company (the "Committee") consists of four non-employee directors. The Committee is responsible for reviewing the compensation policies and practices of the Company, including for the Company's executive officers, and establishing the salaries of executive officers. The Committee also administers the 1994 Plan covering executive officers. The current Committee members are Mr. Step (Chair), Mr. Falla, Ms. King and Dr. Novitch.

  A. Executive Compensation Policy

  Overview. Until September 25, 1995, the Company was an 80.2% owned subsidiary of Lilly, and was a wholly owned subsidiary of Lilly prior to the consummation of the Company's initial public offering ("Offering") in December 1994. Accordingly, during 1996, the Committee continued to adjust the compensation policies of the Company to more accurately reflect the needs of the Company and to provide a gradual transition from Lilly's historical compensation policies. In 1996 compensation continued to include an increased emphasis on incentives for Company performance due to the recognition of the increased responsibilities assumed by the Company's executives since the Company became independent from Lilly.

  Consistent with past practices, compensation programs for the Company in 1996, including those for executive officers, were designed to attract, retain and motivate highly talented individuals. In addition, the programs were designed to be cost-effective and to treat all employees fairly. To that end, the Company's compensation programs shared the following characteristics:

  . Compensation of the Company's employees, including that of executive officers, was based on the level of job responsibility, the individual's level of performance and the Company's performance. Members of senior management had a greater portion of their pay based on Company performance than other employees.

  . Compensation also reflected the value of the job in the marketplace. To retain the Company's highly skilled work force, the Company attempted to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

  . Compensation programs were developed and administered to foster the long-term focus required for success in a highly-competitive, innovation-based industry.

  The Committee believes that the Company's executive compensation program in 1996 reflected the fundamental principles described above and provided executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consisted of both annual and long-term elements. The Committee believes that the various components of compensation should be considered collectively in order to properly assess the appropriateness of the Company's program to the attainment of its objectives.

  In establishing the Company's total compensation, a variety of measures of historical and projected Company performance were considered. This review included such measures as sales, net income, stock price appreciation, economic value added, return on shareholders' equity, return on sales, return on assets, sales and net income per employee, sales and general administrative expenses as a percentage of net sales and total market value. This data formed the basis for the assessment of the overall performance and prospects of the Company that underpinned the judgment used in establishing total compensation ranges. In evaluating these factors, relative weights or rankings were not assigned to each factor. Rather, a subjective determination was made based on a collective consideration of all such factors.

  The Company's total compensation package (including the compensation of individual executive officers) during 1996 continued to be in a state of transition from the Lilly compensation package. In 1996, the Company continued to shift its emphasis so that the Company's total compensation package was compared with those of global medical device companies of comparable size and stature to the Company as well as other large industrial corporations (the "Guidant Peer Group"). A goal for the transition has been to avoid making any abrupt changes in compensation policy.

  The data generated from the Guidant Peer Group was used primarily as a benchmark to ensure that the Company's total compensation was within the broad range of comparative pay in the Guidant Peer Group. In some instances, it was recognized that compensation levels would require continued adjustment over time in order to fall within an acceptable range and to avoid an abrupt change. The Committee did not, however, target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts were established in view of the comparative data and such other factors as level of responsibility, prior experience and the subjective judgment as to individual contribution. These factors were not assigned specific mathematical weights; rather, judgment and discretion were exercised in the information reviewed and the analysis considered.

  In 1996, the Company also periodically retained outside compensation and benefits consultants to assist in the evaluation of salary and incentive compensation programs for the Company's executive officers. Such independent consultants provided an additional measure of assurance that the Company's programs were reasonable and appropriate to the Company's objectives.

  The Committee believes that the Company's overall compensation program in 1996 was appropriate and competitive and that the compensation levels of the Company's executive officers were appropriate relative to the corporate performance and the compensation levels of persons in similar positions in the Guidant Peer Group.

  B. Elements of Compensation

  Annual Compensation. In 1996, annual compensation for the Company's executive officers consisted of two components--base salary and a cash bonus. Individual base salary increases are determined primarily by individual performance and comparison to marketplace data. Assessment of an individual's performance includes consideration of a person's impact on financial performance, as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of the Company's products, services and operations. Cash bonuses are connected to economic value added milestones, which attempt to measure economic value created for shareholders. Economic value is created when the Company's net income exceeds the cost of the capital employed in the business. Subject to certain adjustments, capital is the net investment employed in the Company's operations which is calculated by subtracting current liabilities and cash from total assets. Currently, the Company utilizes a target weighted average after-tax cost of capital of 13 1/2%. Therefore, the size of bonuses varies directly with the amount by which after-tax operating profit exceeds the cost of capital.

  Long-Term Incentives. In 1996, two forms of long-term incentives were used for executive officers-performance awards and stock options. These incentives emphasized the long-term focus necessary for continued success in the innovation-based medical device business. The Company has emphasized the importance of substantial equity ownership by individuals in leadership roles, including executive officers, to ensure proper focus on shareholder value.

  Performance awards provide the recipients the opportunity to earn shares of Company common stock if certain performance goals are achieved. In 1995, awards were granted which were structured as a schedule of shares of common stock based on the Company's achievement of specific cumulative earnings-per-share ("EPS") levels over the two-year award period of January 1, 1995 through December 31, 1996. Individual award sizes varied depending on the recipient's level of responsibility and performance. The performance awards granted in 1995 for the 1995-1996 award period were paid in Company common stock in February, 1997.

  The Committee believes that stock options are an important part of the performance-based compensation of the Company's management, including that of its executive officers. Stock options provide a strong incentive to increase shareholder value, since stock options have value only if the stock price increases over time. The Company's options, granted at the market price on the date of grant and with terms not to exceed 10 years, ensure that management and other employees and consultants are oriented to growth over the long term and not simply to short-term profits. In addition, the options create an incentive to remain with the Company for the long term because they carry a vesting period and, if not exercised, are forfeited if the employee leaves the Company before retirement. Options granted during 1996 contain a vesting schedule where the options vest approximately one-third each year over a three-year period. During 1996, the Committee granted employees options to purchase approximately 1,400,000 shares of the Company's common stock at option prices ranging from $43.06 to $56.50. The exercise price for all options was the fair market value on the date of grant. The size of the grants to the executive officers was based on the recipient's level of responsibility and performance. The Committee also considered the size of previous option grants made to individuals and internal relativity.

  Deductibility Cap on Executive Compensation. Beginning in 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. During 1996, the deductibility cap had an immaterial impact on the Company. At the present time, it is not known whether the deductibility cap will have an impact on the Company in 1997, although it is possible. However, the Company believes that options and performance awards granted under the 1994 Plan, which were disclosed in the Company's prospectus for the Offering, currently qualify for an exception to the rules governing the deductibility cap. The Committee decided, however, to not qualify the EVA Bonus Plan as "performance-based compensation" at this time since to do so would have limited the Committee's flexibility in the administration of the plan. The Committee thought that flexibility was particularly important as the Company continues to make a transition from Lilly's historical compensation policies. The anticipated future loss of deductibility, if any, is expected to be immaterial. The Committee will continue to review the Company's executive compensation plans on a regular basis to determine what changes, if any, should be made as a result of the limitation on deductibility.

  C. Compensation of the Chairman and Chief Executive Officer

  In 1996, the compensation of James M. Cornelius, Chairman, and Ronald W. Dollens, President and Chief Executive Officer, consisted of the same components as for other senior executives--base salary, bonus, performance awards and stock options.

  In 1996, Mr. Cornelius' and Mr. Dollens' initial base salaries (at the annual rates of $625,200 and $352,080, respectively) were set so as to be within the middle range relative to persons in similar positions in the Guidant Peer Group. Their base salaries will be reviewed on 12-month cycles by the Committee.

  For 1996, Mr. Cornelius and Mr. Dollens were paid $562,500 and $232,500, respectively, under the EVA Bonus Plan. For 1996, consistent with the goal of linking a greater portion of executive officer compensation to Company performance, Mr. Cornelius' and Mr. Dollens' total compensation program was structured such that if the Company achieved certain financial milestones, the performance-based bonus would represent a higher proportion of combined salary and bonus.

  In 1995, the Committee granted performance awards to Mr. Cornelius and Mr. Dollens which were earned over the two-year period 1995 and 1996. Mr. Cornelius' grant was pro-rated to take into account the time he was employed by Lilly during the award period. Based on the Company's performance during this award period, in February 1997, Mr. Cornelius and Mr. Dollens were paid 12,530 shares and 12,450 shares, respectively, as payment of the performance award originally granted in 1995 for the 1995-1996 award period. No performance awards were granted in 1996.

  In October 1996, the Committee granted Mr. Cornelius and Mr. Dollens options to purchase 125,000 and 80,000 shares, respectively, of Company common stock at $43.06, the fair market value of the Company common stock on the date of grant. In determining the size of the grant, the Committee considered a number of factors, including option grants to other executive officers in similar positions in the Guidant Peer Group, the size of the option grant relative to grants received by other Company personnel and the responsibility of Mr. Cornelius and Mr. Dollens for the management of the Company, and considered various value estimations which the Committee determined were consistent with Mr. Cornelius' and Mr. Dollens' responsibilities to the Company. The Company also considered the size of previous grants of options to these individuals. The Committee believed the size of the grants was sufficient to give Mr. Cornelius and Mr. Dollens a substantial equity position that would provide appropriate incentives to increase long-term shareholder value.

  D. Adjustments for Impairment and Special Obsolescence Charges

  Reported earnings for 1996 were reduced as a result of non-recurring, non-cash charges that were taken in the second quarter totaling $95.7 million. These charges were composed of a $66.9 million impairment charge for goodwill and other intangible assets associated with the Company's atherectomy business, and a $28.8 million obsolescence charge to cost of sales on older-generation Cardiac Rhythm Management products and programmers as a result of accelerated regulatory approval for market release and customer acceptance of new-generation products. The Committee adjusted the incentive formulas under the Company's economic value added bonus and the 1995-1996 performance awards to eliminate the effect of these charges, except for a portion of the charges that the Committee believed would have been incurred by the Company in the ordinary course of its business during 1996. The Committee believes that employees should not be penalized by the implementation of strategic business actions or the application of special or new accounting standards that reduce current earnings but prepare the Company for enhanced competitiveness in the future.

                            Compensation Committee
                            Eugene L. Step (Chair)

    Enrique C. Falla             Susan B. King           Mark Novitch, M.D.

PERFORMANCE GRAPH

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index, Standard & Poor's Medical Supplies & Equipment Index and Standard & Poor's Health Care (Medical Products and Supplies) Index* for the period beginning on December 13, 1994 (the date of the Offering) and ending on December 31, 1996. The graph is constructed on the assumption that $100 was invested on December 13, 1994 in each of the Company's common stock, Standard & Poor's 500 Stock Index, Standard & Poor's Medical Supplies & Equipment Index and Standard & Poor's Health Care Index.


                    COMPARISON OF CUMULATIVE TOTAL RETURN**
                      AMONG GUIDANT, S&P 500 STOCK INDEX,
                  S&P MEDICAL SUPPLIES & EQUIPMENT INDEX AND
                             S&P HEALTH CARE INDEX

                                    (GRAPH)

                                12/31/94        1994        1995        1996
                                --------        ----        ----        ----
        Guidant                   100           110         292         394

        S&P  500                  100           103         141         174

        S&P Medical               100           104         154         181
        Supplies &
        Equipment

        S&P Health Care           100           106         179         205


--------
* The Company has elected to replace the S&P Medical Supplies and Equipment Index with the S&P Health Care (Medical Products and Supplies) Index as the industry index for purposes of the performance graph. The Company believes that the S&P Health Care Index, which consists of 10 companies in the medical device business, provides a better representation of companies used by the Company to compare compensation of executive officers.
** Total return assumes reinvestment of dividends.

                     2. PROPOSAL TO RATIFY APPOINTMENT OF
                             INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors for the Company for the year 1997. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young LLP served as the independent auditors for the Company in 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in the absence of instructions to the contrary. Abstentions and broker non-votes will not change the number of votes cast for or against the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1997.

                               3. OTHER MATTERS

  As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

  All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit in person, by telephone, by telegraph, or by mail. The Company may retain D. F. King & Co., Inc. to assist in the solicitation of proxies. If retained, the firm will solicit proxies by personal interview, telephone, telegraph, and mail. It is anticipated that the fee for those services will not exceed $7,500 plus reimbursement of customary out-of-pocket expenses.

  First Chicago Trust Company of New York has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Annual Meeting.

 Shareholder Proposals for 1998 Annual Meeting.

  The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 1998 Annual Meeting of Shareholders is November 27, 1997.

                                          By order of the Board of Directors,

                                          J. B. King
                                          Secretary

March 27, 1997

                              GUIDANT CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                  DIRECTORS
                                                        CHANGE OF ADDRESS:

             The undersigned hereby appoints J. M.
      Cornelius, J. B. King and R. W. Dollens, and      ------------------------
P     each of them, as proxies of the undersigned,
R     each with full power to act without the others
O     and with full power of substitution, to vote      ------------------------
X     all the shares of Common Stock of GUIDANT
Y     CORPORATION held in the name of the undersigned
      at the close of business on March 18, 1997, at    ------------------------
      the Annual Meeting of Shareholders to be held
      on May 19, 1997 at 1:00 p.m. (local time), and
      at any adjournment thereof, with all the powers   ------------------------
      the undersigned would have if personally
      present, as set forth on the reverse side.
                                                        ------------------------
             This Proxy may also reflect shares held
      by employees or former employees of Guidant       (IF YOU HAVE WRITTEN IN
      Corporation in The Guidant Employee Savings and   THE ABOVE SPACE, PLEASE
      Stock Ownership Plan ("ESSOP") or The Guidant     MARK THE CORRESPONDING
      Corporation Employee Stock Ownership Plan for     BOX ON THE REVERSE SIDE
      Puerto Rico Affiliates ("ESOP"). With respect     OF THIS CARD.)
      to those shares, if any, the undersigned hereby directs the trustee under the ESSOP or ESOP, as applicable, to vote the number of shares credited to the undersigned's account as set forth on the reverse side.


           CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                  SIDE

[X]  Please mark your                                                 |
     votes as in this example.                                         ---

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, AND FOR PROPOSAL 2.

                          FOR     WITHHELD           Nominees:
1.  Election of           [_]       [_]              1. J.M. Cornelius
    Directors.                                       2. M. Novitch
                                                     3. E.L. Step

FOR, except vote withheld from the following nominee(s):

-------------------------------------------------------------
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.

                                                       FOR    AGAINST   ABSTAIN
2.  Ratification of the appointment by the Board of    [_]      [_]       [_]
Directors of Ernst & Young LLP as independent auditors for 1997.


3. In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement.

If you would like us to change your address on our records,    [_]
please check this box and indicate your new address in the space provided on the other side of this card.

If you plan to attend the meeting, please check this box       [_]
and return the enclosed Request for Admittance Card.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing in a representative capacity, please give full title. The undersigned acknowledges receipt of the accompanying Notice and Proxy Statement.


        ---------------------------------------


        ---------------------------------------
          Signature(s)        Date

[LOGO]

                          REQUEST FOR ADMITTANCE CARD
                              GUIDANT CORPORATION
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                             MONDAY, MAY 19, 1997
                                   1:00 p.m.

        The 1997 Annual Meeting of Shareholders of Guidant Corporation will be held on Monday, May 19, 1997 at 1:00 p.m. at the Indiana Repertory Theatre, in Indianapolis, Indiana.

        IF YOU PLAN TO ATTEND THE MEETING, please complete and return the Request for Admittance Card attached below. An admittance card will be promptly sent to you and will be required to admit you to the meeting. If you plan to attend the meeting, you are encouraged to return this card by May 9, 1997, so that an admittance card can be mailed to you in time for the meeting.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -



                          REQUEST FOR ADMITTANCE CARD

GUIDANT CORPORATION                          [_]  I plan to attend the meeting.
ANNUAL MEETING OF SHAREHOLDERS
MONDAY, MAY 19, 1997, 1:00 P.M.
INDIANAPOLIS, INDIANA                        Please type or print clearly:


Please return this card only if              ________________________________
                        -------              Name
you plan to attend the meeting.
------------------
If you do not plan to attend, you
only need to return the enclosed             ________________________________
proxy. Even if you plan to attend            Street Address
the meeting, you are encouraged
to return the proxy.                         ________________________________
                                             City          State     Zip Code

An admittance card, directions to the Indiana Repertory Theatre in Indianapolis, Indiana, and suggested parking alternatives will be sent to all shareholders who indicate that they plan to attend the meeting. If you plan to attend, you are encouraged to return this card by May 9, 1997 so that an admittance card can be mailed to you in time for the meeting.